Exhibit 99.3

Cannae Holdings, Inc. Announces $350 Million Investment in Foley Trasimene Acquisition Corp. II and Paysafe Merger

~ Foley Trasimene Acquisition Corp. II to Merge with Paysafe Group Holdings Limited ~

~ Bill Foley to Become Chairman of the Newly Combined Company’s Board of Directors ~

Las Vegas, December 7, 2020 – Cannae Holdings, Inc. (NYSE:CNNE) (“Cannae” or the “Company”) today announced that the Company, in conjunction with the announced Foley Trasimene Acquisition Corp. II (NYSE: BFT, BFT WS) (“Foley Trasimene”) and Paysafe Group Holdings Limited (“Paysafe”) definitive merger, invested $350 million as part of a private placement. This investment is in addition to Cannae’s forward purchase agreement of $150 million, both of which will occur concurrently with the closing of the Foley Trasimene and Paysafe business combination, expected to close in the first half of 2021. The transaction reflects an implied pro-forma enterprise value for Paysafe of approximately $9.0 billion.

For the Company’s total investment of approximately $500 million in the Foley Trasimene and Paysafe merger, Cannae will receive 54,294,395 million Paysafe common shares and 8,134,067 million Paysafe warrants. Excluding any value from the warrants, Cannae’s implied cost per share is $9.11.

William P. Foley, II, Chairman of Cannae and Foley Trasimene, commented, “We are very excited to bring the definitive merger announcement of Foley Trasimene and Paysafe to the public markets. Paysafe is a payments company, with meaningful scale, positioned in the highest growth markets. As evident in Cannae’s increased investment, this transaction offers our shareholders a scarce investment opportunity and a stake in a highly profitable business with a substantial position and significant long-term growth potential. Cannae’s core values have myself and the team laser focused on unlocking rare investment opportunities and delivering long-term value to our shareholders.”

Transaction Summary

Under the terms of the proposed transaction, the business combination will be effected through a business combination pursuant to which Foley Trasimene will combine with Paysafe and, in connection with the business combination, Paysafe will become a publicly traded entity under the name “Paysafe Limited.”

The cash component of the consideration will be funded by Foley Trasimene’s cash in trust, $150.0 million in proceeds from the forward purchase agreement with Cannae, as well as a $2.0 billion private placement from various institutional and private investors. The $2.0 billion private placement includes a $500 million investment from Fidelity National Title Insurance Co., Chicago Title Insurance Co., Commonwealth Land Title Insurance Co. and Fidelity & Guaranty Life Insurance Co. and the previously mentioned $350 million investment from Cannae. Other institutional investors include Third Point LLC, Suvretta Capital Management, Hedosophia and Federated Hermes Kaufmann Funds. The balance of the consideration will consist of equity in the combined company. Existing Paysafe equity holders, including Blackstone, CVC and management, will remain the largest investors in the company.

Completion of the transaction is subject to approval by Foley Trasimene stockholders, the effectiveness of a registration statement to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the transaction, and other customary closing conditions.

Additional information about the business combination will be provided in a preliminary proxy statement/ prospectus to be filed with the SEC, and will be available on the SEC website at www.sec.gov. Additional information about the business combination will also be provided in a Current Report on Form 8-K to be filed with the SEC by Foley Trasimene that will also contain and investor presentation relating to the transaction.

About Cannae Holdings, Inc.

Cannae Holdings, Inc. (NYSE: CNNE) is engaged in actively managing and operating a group of companies and investments, as well as making additional majority and minority equity portfolio investments in businesses, in order to achieve superior financial performance and maximize the value of these assets. Cannae was founded and is led by investor William P. Foley, II. Foley is responsible for the creation and growth of over $100 Billion in publicly traded companies including Fidelity National Information Services (“FIS”), Fidelity National Financial (“FNF”), and Black Knight, Inc. (“BKI”). Cannae’s current principal holdings include Dun & Bradstreet Holdings, Inc. (“DNB”), which recently completed a successful business transformation and IPO. Cannae holds an approximately 18% interest in Dun & Bradstreet or ~76 million shares. Cannae’s second principal holding is Ceridian (“CDAY”), which Foley transformed from a legacy payroll bureau into a leading cloud based provider of human capital management software. Cannae owns approximately 9.5% of Ceridian representing ~14 million shares.

About Foley Trasimene Acquisition Corp. II

Foley Trasimene Acquisition Corp. II is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. For more information, please visit https://www.foleytrasimene2.com/.

About Paysafe

Paysafe Group (Paysafe) is a leading integrated payments platform. Its core purpose is to enable businesses and consumers to connect and transact seamlessly through industry-leading capabilities in payment processing, digital wallet, and online cash solutions. With over 20 years of online payment experience, an annualized transactional volume of over US $98 billion in 2019, and approximately 3,000 employees located in 12+ global locations, Paysafe connects businesses and consumers across 70 payment types in over 40 currencies around the world. Delivered through an integrated platform, Paysafe solutions are geared toward mobile-initiated transactions, real-time analytics and the convergence between brick-and-mortar and online payments. Further information is available at www.paysafe.com .

Contacts

Jamie Lillis, Managing Director, Solebury Trout, 203-428-3223, jlillis@soleburytrout.com

Shannon Devine, VP, Solebury Trout, 203-428-3228, sdevine@soleburytrout.com

Source: Cannae Holdings, Inc.